EXHIBIT 20.11

June 3, 2001

Treats Canada Corporation
418 Preston Street
Ottawa, Ontario K1S 4N2
CANADA

Attention:  Mr. Francois Turcot
            Director of Finance



Dear Mr. Turcot:

RE: CONVERSION OF EMC GROUP, INC. ("EMC") PREFERENCE SHARES INTO COMMON SHARES OF EMC BY TREATS CANADA CORPORATION ("TCC")

Further to our telephone conversation, this letter is to confirm that TCC is prepared to convert their 2,800,000 EMC Preference Shares for a one time payment of $25,000 and 200,000 Common shares of EMC.

We believe that TCC's accommodation of EMC will assist us in our efforts to secure a private placement.

Yours truly,
EMC GROUP, INC.
/s/signature
Erhard Sommer
President






EMC GROUP, INC., 346 TANAGER COURT, LAKELAND, FLORIDA 33803
Telephone: 863-619-6353  FAX: 863-709-0151